Exhibit 99.1

ERBITUX® (Cetuximab) SCIENTIFIC DATA IN SEVERAL TUMOR TYPES PRESENTED AT
ASCO ANNUAL MEETING

ORLANDO, Fla., May 16, 2005 – ImClone Systems Incorporated (NASDAQ: IMCL) and Bristol-Myers Squibb Company (NYSE: BMY) today announced the results of several clinical studies of ERBITUX® (Cetuximab), an IgG1 monoclonal antibody, presented at the American Society of Clinical Oncology (ASCO) 41st Annual Meeting.

Data were presented from clinical studies exploring treatment of various stages of colorectal, head and neck, and ovarian cancers using ERBITUX either as a single agent or in combination with cytotoxic agents, including chemotherapy and radiation therapy. The studies included:

  Abstract 3508: Findings were presented of a randomized Phase II trial conducted by the National Cancer Institute to evaluate the efficacy and safety of the use of ERBITUX and AVASTIN™ (bevacizumab) with or without irinotecan in 81 patients with irinotecan-refractory metastatic colorectal cancer. Of 41 patients who received ERBITUX/bevacizumab/irinotecan, 37 percent had a partial response (95% CI: 22-53), and the median time to progression was 7.9 months. Of 40 patients who received ERBITUX/bevacizumab alone, 20 percent of patients had a partial response (95% CI: 9-36), and the median time to progression was 5.6 months. The most commonly reported adverse events in the ERBITUX/bevacizumab/irinotecan arm were skin rash (grade 2, 60%; grade 3, 17%), diarrhea (grade 2, 29%; grade 3/4, 24%), fatigue (grade 2, 32%; grade 3, 10%) and neutropenia (grade 3/4, 22%). The most commonly reported adverse event in the ERBITUX/bevacizumab arm was skin rash (grade 2, 65%; grade 3, 20%).

  Abstract 3535: An international Phase II study (EMR-018) evaluated the safety and efficacy of ERBITUX in combination with FOLFOX-4 (oxaliplatin/5-fluorouracil/folinic acid) as first-line treatment in patients with non-resectable, EGFR-expressing metastatic colorectal cancer. In a preliminary efficacy analysis of 42 patients, 10 percent had a complete response (95% CI: 3-23), 71 percent had a partial response (95% CI: 55-84), and 17 percent had stable disease (95% CI: 7-31). Median progression-free survival was 12.3 months. Nine patients subsequently underwent surgery of their metastases. The major grade 3/4 toxicities in 43 patients evaluable for safety were acne-like rash (30%), neurotoxicity (30%), diarrhea (26%), neutropenia (21%) and stomatitis/mucositis (16%).

  Abstract 5533: A retrospective subgroup analysis evaluated 171 patients with hypopharyngeal and laryngeal carcinoma who were enrolled in an international Phase III randomized trial (IMC-9815) of 424 patients with locoregionally advanced squamous-cell carcinoma of the head and neck. The randomized study evaluated the addition of ERBITUX to high-dose radiation versus radiation alone, to evaluate the primary endpoint of locoregional control and secondary endpoint of overall survival. The subgroup analysis was undertaken to assess the rates of organ preservation in patients who had hypopharyngeal and laryngeal carcinoma. Of the 93 patients receiving ERBITUX plus radiation, larynx preservation rates were 90 percent at two years and 87 percent at three years. Of the 78 patients receiving radiation therapy alone, larynx preservation rates were 80 percent at two years and 77 percent at three years (hazard ratio 0.51; 95% CI: 0.21 -1.24) . Because the study was not powered to assess organ preservation, these results were not statistically significant.

  Abstract 5047: A Phase II study (CA225009) examining the addition of ERBITUX to standard chemotherapy with paclitaxel and carboplatin as first-line treatment of EGFR-expressing advanced ovarian, primary peritoneal and fallopian tube cancer. The primary endpoint is progression-free survival. Preliminary data were reported for the first 27 patients to complete six cycles of initial treatment. Of the 12 patients with stage III cancer whose tumor was completely removed by surgery, 91.7 percent (95% CI: 61.52-99.79) achieved a clinical complete response. Of the nine patients with stage III disease whose tumors could not be completely removed, 44.4 percent (95% CI: 13.70-78.80) achieved a clinical complete response. Of the six patients with stage IV disease, four were evaluable for efficacy. Of these four, 50.0 percent (95% CI: 6.76-93.24) achieved a clinical complete response. Commonly occurring grade 3 adverse events in all 27 patients receiving initial therapy were febrile neutropenia (18.5%), hypokalaemia (14.8%) and dyspnea (11.1%). Three hypersensitivity reactions were reported (grade 3, 7.4%; grade 4, 3.7%). Eighteen patients experienced a rash (grade 1, 48.1%; grade 2, 18.5%).

“Clinical trial results observed in combinations of ERBITUX with widely used cancer treatments improve our understanding of where to focus our future study of this antibody,” said Eric Rowinsky, M.D., Chief Medical Officer of ImClone Systems. “Our long-term commitment to developing ERBITUX in multiple indications will include pivotal or exploratory studies of ERBITUX with other targeted therapies in colorectal, lung, pancreatic and ovarian cancers in addition to our ongoing Phase III studies with chemotherapy.”

“Bristol-Myers Squibb and ImClone Systems are dedicated to the ongoing investigation of ERBITUX and to providing more treatment options for cancer patients in the future,” said Martin Birkhofer, M.D., Vice President, Oncology Global Medical Affairs, Bristol-Myers Squibb.

About ERBITUX® (Cetuximab)
On February 12, 2004, the FDA approved ERBITUX for use in the United States in combination with irinotecan in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are refractory to irinotecan-based chemotherapy and for use as a single agent in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are intolerant to irinotecan-based chemotherapy. The effectiveness of ERBITUX is based on objective response rates. Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX.

Important Safety Information
Severe infusion reactions, rarely fatal and characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, and hypotension, have occurred in approximately 3% (20/774) of patients with the administration of ERBITUX. Most reactions (90%) are associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients receiving ERBITUX.

Dermatologic toxicities, including acneform rash (11% of 774 patients, grade 3/4), skin drying and fissuring, inflammatory or infectious sequelae (e.g. blepharitis, cheilitis, cellulitis, cyst) and paronychial inflammation (0.4% of 774 patients, grade 3) were reported. Sun exposure may exacerbate any skin reactions.

Hypomagnesemia has been reported with ERBITUX when administered as a single agent and in combination with multiple different chemotherapeutic regimens. The incidence of hypomagnesemia (both overall and severe [NCI CTC grades 3 & 4]) is increased in patients receiving chemotherapy and ERBITUX as compared to those receiving chemotherapy alone based on controlled clinical trials. Patients receiving ERBITUX therapy should be monitored for hypomagnesemia. Magnesium repletion may be necessary based on clinical judgment.

Other serious adverse events associated with ERBITUX in clinical trials (n=774) were fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX plus irinotecan, 2% receiving ERBITUX as a single agent) and diarrhea (6% in patients receiving ERBITUX plus irinotecan, 0.2% with ERBITUX as a single agent).

Additional common adverse events seen in patients receiving ERBITUX plus irinotecan (n=354) or ERBITUX as a single agent (n=420) were acneform rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%) and headache (14%/26%).

Full prescribing information, including boxed WARNING regarding infusion reactions is available upon request or by visiting www.ERBITUX.com.

About ImClone Systems
ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company's research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

About Bristol-Myers Squibb
Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding product development. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb's business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb's Annual Report on Form 10-K for the year ended December 31, 2004 and in our Quarterly Reports on Form 10-Q. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ERBITUX is a registered trademark of ImClone Systems Incorporated.

AVASTIN is a trademark of Genentech, Inc.

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or	or
David Pitts	John Elicker
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ImClone Systems Incorporated	Bristol-Myers Squibb
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David.Pitts@imclone.com
or
Stefania Bethlen
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ImClone Systems Incorporated
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